                                                             EXHIBIT 99.1

CONTACT:

Thor Erickson – Investor Relations
+1 (678) 260-3110

Fred Roselli – Media Relations
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Lauren Sayeski – European Media Relations
+ 44 (0) 7528 251 022

FOR IMMEDIATE RELEASE

CCE PRESENTS AT DEUTSCHE BANK GLOBAL CONSUMER CONFERENCE,

UPDATES SECOND QUARTER 2013 OUTLOOK

ATLANTA, June 11, 2013 – Coca-Cola Enterprises (NYSE/Euronext Paris: CCE) will discuss its operating plans with analysts and investors at the Deutsche Bank Global Consumer Conference in Paris on Tuesday, June 11 at 10:45 a.m. ET (4:45 p.m. CET). The public can access the presentation through our website, www.cokecce.com.

John F. Brock, chairman of the board and chief executive officer, and Bill Douglas, executive vice president and chief financial officer, will deliver the remarks.

In the presentation, CCE will also discuss current marketplace and operating factors that have dampened second quarter expectations.

“Throughout 2012 and so far this year, we have faced challenging operating conditions, including persistent underlying macroeconomic weakness, significant headwinds from poor weather, the prolonged impact of a sharp excise tax increase in France, and a dynamic competitive environment in Great Britain,” Mr. Brock said.

“To date, some of these factors have been unexpectedly persistent and impacted our current outlook for the second quarter,” Mr. Brock said. “Though we expect some of these challenges to abate as we move through the year, we will better understand the full-year impact of these factors as we move deeper into the prime summer selling season.

“As a result, we will update you more specifically about our operating outlook for the remainder of the year with our second quarter results in July,” Mr. Brock said.

“Despite these current challenges, we will continue to manage each lever of our business, drive strong free cash flow, and remain focused on our ultimate objective – driving value for our shareowners.”

About CCE

           Coca-Cola Enterprises, Inc. (CCE) is the leading Western European marketer, producer, and distributor of non-alcoholic ready-to-drink beverages and one of the world’s largest independent Coca-Cola bottlers. CCE is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, the Netherlands, Norway, and Sweden. We operate with a local focus and have 17 manufacturing sites across Europe, where we manufacture nearly 90 percent of our products in the markets in which they are consumed. Corporate responsibility and sustainability is core to our business, and we have been recognized by leading organizations in North America and Europe for our progress in water use reduction, carbon footprint reduction, and recycling initiatives. For more information about our company, please visit our website at www.cokecce.com and follow us on twitter at @cokecce.

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Forward-Looking Statements

Included in this news release are forward-looking management comments and other statements that reflect management’s current outlook for future periods. As always, these expectations are based on currently available competitive, financial, and economic data along with our current operating plans and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. The forward-looking statements in this news release should be read in conjunction with the risks and uncertainties discussed in our filings with the Securities and Exchange Commission (“SEC”), including our Form 10-K for the year ended December 31, 2012 and other SEC filings.